SUNRISE FINANCIAL GROUP, INC.
                         641 Lexington Ave., 25th Floor
                               New York, NY 10022
                                 (212) 421-1616


November 9, 2004

James Solomon
President & Chief Executive Officer
TechAlt, Inc.
3311 Kennicott Ave. Suite A
Arlington Heights, Illinois 60004

         Re:   Public Relations Retainer Agreement

Gentlemen:

         As we discussed, TechAlt, Inc. (the "Company") is interested in retaining Sunrise Financial Group, Inc. ("Sunrise") as its consultant for financial public relations.

Services

         In consideration for the Compensation (defined below), Sunrise will provide the following services: (i) performance of public relations and corporate communications projects as are mutually agreed on; (ii) planning meetings with institutional investors, and research analysts; (iii) disseminating financial press releases; (iv) handling all financial institutional inquiries about the Company; and (v) maintaining a mailing list of all those institutions interested in Company literature (collectively, the "Services").

Compensation

         As compensation for Sunrise's Services, the Company will pay Sunrise the following fee (the "Compensation"):

                  1. 240,000 shares of the common stock of the Company, payable upon signing of this Agreement; and

                  2. The Company will issue to Sunrise options to purchase (i) 500,000 shares of the common stock of the Company, exercisable for $.50 per share, and (ii) 500,000 shares of the common stock of the Company, exercisable for $1.00 per share (the "Options"). The Options shall be exercisable upon the earlier of either (a) the Company's shareholder equity exceeding $10 million, or
(ii) four (4) years from the date hereof.

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Option

         The Options shall be exercisable for four (4) years beginning one (1) year from issuance. During the term of the Options and upon written demand from Sunrise, the Company shall, on one occasion only, promptly register the common stock underlying the Options at Company expense (excluding Sunrise's counsel's fees and any underwriting or selling commissions). The Company further agrees that during the term of the Options, if the Company intends to file a Registration Statement for the public sale of its securities, it will notify Sunrise and if so requested will include in that Registration Statement the common stock underlying the Options, at Company expense (excluding prorated SEC registration fees, Sunrise's counsel's fees and any underwriting or selling commissions). The number of shares and exercise price per share subject to the Options shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization so that the Options shall not be diminished or diluted. The Options may also be assigned. Cashless exercise is permitted on a three day closing average.

Expense Reimbursement

         In addition to the Compensation payable hereunder, the Company shall reimburse Sunrise, upon request from time to time, for all reasonable out-of-pocket expenses incurred by Sunrise (including but not limited to printing and graphic design, travel, postage, copying, secretarial, and phone expenses) in connection with Sunrise's Services pursuant to this agreement. Individual out-of-pocket expenses will not exceed $250.00 without the consent of the Company. In connection with the foregoing, upon receipt by the Company of the aggregate amount of $4 million pursuant to the Company's Series A Preferred Stock financing (the "Closing"), the Company will prepay $5,000 to Sunrise, which Sunrise will draw against for expenses. The Company will replenish this account monthly to the $5,000 level. Upon expiration of this agreement, any balance in this expense account will be returned to the Company less any fees outstanding.

Term

         This agreement shall be for a term of at least one year. Thereafter, either party may terminate this agreement at any time upon thirty (30) days' prior written notice, without liability or continuing obligation to the other party, except that termination shall not affect (a) the reimbursement and indemnification provisions contained in this agreement, nor (b) the Company's obligation to pay the Compensation.

Indemnification

         The Company agrees it will indemnify and hold harmless Sunrise, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees and expenses of counsel) arising out of Sunrise's services pursuant to this agreement. However, the Company will not be liable under this paragraph to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from Sunrise's gross negligence or willful misconduct. The Company agrees to notify Sunrise promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any matter, which involves Sunrise.

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

Miscellaneous

         The benefits of this agreement shall inure to the respective successors and assigns of the parties, and the obligations and liabilities assumed in this agreement by the parties shall be binding upon their respective successors and assigns.

         The validity and interpretation of this agreement shall be governed by the laws of the State of New York as applied to agreements made and to be fully performed therein. The parties agree that neither shall commence any litigation against the other arising out of this Agreement or its termination except by binding arbitration located in the City of New York.

         All costs of enforcing any debt or obligation of the Company to Sunrise, which arises under this Agreement, including all attorneys' fees and expenses, shall be paid by the Company.

         If the foregoing correctly sets forth our agreement, please sign, date and return to us the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between us. Sunrise is looking forward to working with you in making TechAlt, Inc. highly successful and prosperous.

                                   Sincerely,

                                   SUNRISE FINANCIAL GROUP, INC.



                                   By:
                                      --------------------------------
                                      Nathan A. Low
                                      President

Confirmed and Agreed to this:

      day of              , 2004
-----        -------------

TECHALT, INC.



By:
   --------------------------------
James Solomon
President & Chief Executive Officer


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